UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  November 4, 2010

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2010, Mr. Alan L. Boeckmann, the Company’s Chairman and Chief Executive Officer, notified the Company that he intends to retire from his position as Chief Executive Officer of the Company on February 3, 2011.  Mr. Boeckmann will continue to serve as the Company’s non-executive chairman.  The Board also announced on November 4, 2010, that David T. Seaton, the Company’s Chief Operating Officer, will succeed Mr. Boeckmann as the new Chief Executive Officer and will become a member of the Company’s Board of Directors.

Item 8.01.              Other Events.

On November 4, 2010, the Company announced that its Board of Directors has approved an increase in the Company’s share repurchase program of approximately 7.2 million shares, bringing the total number of shares available for repurchase to twelve million.  The current authorization is equal to 6.7% of the Company’s shares outstanding at October 29, 2010. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors and at such times and in amounts that the Company deems appropriate.

On November 4, 2010, the Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.125 per share.  The release incorrectly states the record date for the dividend.  The correct record date is December 3, 2010 and not December 4, 2010 as previously reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 9, 2010		FLUOR CORPORATION

	By:	/s/ D. Michael Steuert
D. Michael Steuert
Senior Vice President and Chief
Financial Officer